Exhibit 14.1

White River Energy Corp

Code of Ethics

Introduction

This Code of Ethics (the “Code”) of White River Energy Corp (“White River” or the “Company”) covers a wide spectrum of business practices and procedures. They do not cover every issue that may arise, but they set out some basic principles to guide all directors, officers, employees and certain selected consultants of White River1. We expect all of our directors, officers, employees and those consultants to comply with them and to seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by White River’s agents and representatives, including consultants.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate this Code may be subject to disciplinary action. Depending on the nature of the violation, the disciplinary action may include termination of employment. If you are in a situation, which you believe may violate or lead to a violation of this Code, follow the recommendations described below.

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which White River’s ethical standards and our reputation are built. All employees must respect and obey the laws of the cities, states and nations in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, White River’s legal counsel or other appropriate personnel. If requested, White River will hold information and training sessions to promote compliance with laws, rules and regulations, including insider trading laws.

1 When the Code discusses employees, it also should be understood to include all officers and directors and certain consultants who are officers are subject to the Code.

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Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict may arise when an employee takes actions or has interests that may make it difficult to perform duties for White River objectively and effectively. Conflicts of interest arise whenever a family member of an employee provides goods or services (including as an employee) or otherwise engages in business with White River. All of these relationships require prior approval of our Audit Committee. Conflicts of interest may also arise when an employee, or members of his or her family, receives improper personal benefits as a result of his or her position with White River. For example, loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. By law, White River cannot make any loans to its executive officers and directors. It is almost always a conflict of interest for an White River employee to work simultaneously for a competitor, client or supplier. You are not allowed to provide services for a competitor as a consultant or act as a board member. The best policy is to avoid any direct or indirect business connection with our clients, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of company policy, except under specific guidelines approved by White River’s board of directors (the “Board”). Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or White River’s legal counsel. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described below. Our executive officers and directors and certain other persons must also comply with our Insider Trading Policy.

Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for trading purposes or for any other purpose except the conduct of our business. All non-public information about White River should be considered confidential information. To use non-public information for personal benefit (financial or otherwise) or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal under the federal securities laws. In order to comply with the securities laws against insider trading, White River has adopted a specific policy governing employees’ trading in securities of White River. White River is required to provide you with a copy of our Insider Trading Policy. If you have not received this Policy, please notify your supervisor.

Corporate Opportunities

Employees are prohibited from taking for themselves personally, opportunities that are discovered through the use of White River’s property, information or from their position with White River without the consent of the Board. No employee may use White River’s property, information, or their position with White River, for improper personal gain. Under no circumstances may an employee compete with White River directly or indirectly. Employees owe a duty of loyalty to White River to advance its legitimate interests when the opportunity to do so arises.

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Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with White River’s clients, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with clients. No gift or entertainment should be offered, given, provided or accepted by any employee, family member of an employee, or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

Discrimination and Harassment

The diversity of White River’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment. Examples may include derogatory comments based on racial, religious, sexual identity, disability, or ethnic characteristics and unwelcome sexual advances. If you believe that any type of discrimination or harassment has occurred, White River has a Whistleblower Policy which provides for an anonymous procedure. See “Reporting Any Illegal or Unethical Behavior” at page 4 of the Code.

Health and Safety

White River strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of alcohol or illegal drugs (or the use of legal prescriptions contrary to a physician’s advice) in the workplace will not be tolerated.

Record-Keeping

White River requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Some employees are authorized to use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or our Chief Financial Officer. All of White River’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect White River’s transactions and must conform both to applicable legal requirements and to White River’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. “Side” letters with suppliers or customers are forbidden unless approved by our legal counsel. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to White River’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult White River’s legal counsel.

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Emails, Texts and Social Media

Before you send an email or text, think. Will you be embarrassed or will White River be subject to liability if the email or text becomes public or is obtained by a party that is antagonistic to White River? Nobody is authorized to use social media, email or text messaging for the business of the Company, except as expressly authorized by the Chief Executive Officer.

Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by White River or its clients except when disclosure is authorized by White River’s legal counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to White River or its clients if disclosed. It also includes information that suppliers and clients have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

Protection and Proper Use of White River’s Assets

All employees should endeavor to protect White River’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on White River’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. White River’s equipment should not be used for non- White River business, though incidental personal use may be permitted. The obligation of employees to protect White River’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, ideas, designs, databases, records, salary information and any unpublished financial data and reports. While unauthorized use or distribution of this information would violate company policy, it could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. This also applies to the making of improper payments to obtain business from commercial clients in the United States. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Our legal counsel can provide guidance to you in this area.

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Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of White River not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. Any employee may submit a good faith concern regarding questionable accounting or auditing matters or other matters without fear of dismissal or retaliation of any kind to the chairman of our Audit Committee or White River’s legal counsel who are listed on the last page of this Code. A full statement of the Company’s Whistleblower Policy for Reporting Violations, Complaints or Concerns is attached as Appendix A to this Code.

Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

●	Make sure you have all the facts in order to reach the right solutions; we must be as fully informed as possible.

●	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

●	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

●	Discuss the problem with your supervisor.

This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with your office manager or with a human resources officer.

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You may report ethical violations in confidence and without fear of retaliation. Additionally, if your situation requires that your identity be kept confidential, your anonymity will be protected. Further, you may speak with White River’s legal counsel on any of these matters. Under no circumstances does White River permit or tolerate any form of retaliation against employees for good faith reports of potential ethical violations.

Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

Special Policies with Respect to Certain Officers

The Chief Executive Officer (“CEO”) and all financial officers, including the Chief Financial Officer (“CFO”) and principal accounting officer, are bound by the provisions set forth above including those relating to ethical conduct, conflicts of interest and compliance with law. In addition, the CEO, CFO and any other financial officers and employees are subject to the following additional specific policies:

●	The CEO, CFO and all financial officers and employees are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by White River with the Securities and Exchange Commission. Accordingly, it is the responsibility of the CEO, CFO and each financial officer or employee promptly to bring to the attention of the Board or the Audit Committee any material information of which he or she may become aware that affects the disclosures made by White River in its public filings or otherwise assist the Board and the Audit Committee, in fulfilling their responsibilities.

●	The CEO, CFO and each financial officer or employee shall promptly bring to the attention of the Board and the Audit Committee, any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect White River’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in White River’s financial reporting, disclosures or internal controls.

●	The CEO, CFO and each financial officer and employee shall promptly bring to the attention of our legal counsel or the CEO and to the Audit Committee any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in White River’s financial reporting, disclosures or internal controls.

●	The CEO, CFO and each financial officer and employee shall promptly bring to the attention of White River’s legal counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to White River and the operation of its business, by White River or any agent thereof, or of violation of this Code or of these additional special policies and procedures.

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The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code or these additional special procedures by the CEO, CFO and White River’s financial officers and employees. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional special procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

To insure your confidentiality, we have supplied the phone numbers of our Chief Executive Officer, Chief Financial Officer, Chairman of our Board, Chairman of our Audit Committee and legal counsel including their personal email addresses.

Executive Chairman of the Board:

Randy S. May

Office: 800-203-5610

Email: rmay@white-river.com

Chief Executive Officer:

Jay Puchir

Office: 800-203-5610

Email: jpuchir@white-river.com

Outside Legal Counsel:

Michael D. Harris, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

Office: 561-686-3307

Email: mharris@nasonyeager.com

[Signature page follows]

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I acknowledge that I have read and understand and agree to abide by this Code of Ethics of the Company.

Dated: ________ ___, 2022
Signature

Print Name

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Appendix A

WHITE RIVER ENERGY CORP

Whistleblower Policy for Reporting Violations, Complaints or Concerns

I. Policy Statement

White River Energy Corp (the “Company”) has established a Code of Ethics (the “Code”) to help our employees comply with the law and regulations applicable to our business and to maintain the highest standards of ethical conduct. This Whistleblower Policy for Reporting Violations, Complaints or Concerns (this “Policy”) is meant to supplement the Code by encouraging employees to report any suspected violations or concerns as to compliance with laws, regulations, the Code or other Company policies, or any complaints or concerns regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.

II. Obligation to Report Suspected or Actual Violations; Anonymous Reporting

A. Reporting Generally

It is every employee’s obligation to report suspected or actual violations of laws, government rules and regulations, or the Code or other Company policies. Employees must report any suspected violations of the laws and rules that govern the reporting of the Company’s financial performance, and any complaint or concern regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.

Employees can report any such matters directly to his or her supervisor or manager or by the procedures set forth below. As noted below, supervisors and managers are required to report to the Chief Executive Officer, the Chief Financial Officer and/or our Board of Directors (the “Board”) or Audit Committee Chairman (who are identified in the Code) any time they receive a report of a concern about our compliance with laws, the Code or other Company policy, any notice of any suspected wrong-doing by any Company employee, officer or director, any complaint or concern about the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters.

B. Anonymous Reporting

Alternatively, if you wish to report any such matters anonymously, you may do so as follows: mail a description of the suspected violation or other complaint or concern to our outside legal counsel:

Michael D. Harris, Esq.

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Ste. 305

Palm Beach Gardens, FL 33410

Email: mharris@nasonyeager.com

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III. Treatment and Retention of Complaints and Reports

Each supervisor and manager shall report any suspected violation, concern or complaint reported to such person by employees or other sources to the Chief Executive Officer, the Chief Financial Officer and/or the Board or Audit Committee Chairman to assure proper treatment and retention of complaints, concerns or notices of potential violations. In addition, employees should take note that persons outside the Company may report complaints or concerns about suspected violations, or concerns regarding internal accounting controls, accounting or auditing matters. These concerns and complaints should be reported immediately on receipt to the Chief Executive Officer, the Chief Financial Officer and/or the Board or Audit Committee Chairman.

Supervisors and managers as well as the Chief Executive Officer, the Chief Financial Officer and the Board or Audit Committee Chairman shall promptly consider the information, reports or notices received by them under this Policy or otherwise. Each person shall take appropriate action, including investigation as appropriate, in accordance with the law, governmental rules and regulations, the Code and otherwise consistent with good business practice.

Upon a report to the Chief Executive Officer, the Chief Financial Officer and/or the Board or Audit Committee Chairman, all notices or reports of suspected violations, complaints or concerns received pursuant to this Policy shall be recorded in a log, indicating the description of the matter reported, the date of the report and the disposition thereof, and the log shall be retained with the Company’s documents. This log shall be maintained by the Chief Executive Officer.

IV. Statement of Non-Retaliation

It is a federal crime for anyone to retaliate intentionally against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. Moreover, the Company will not permit any form of intimidation or retaliation by any officer, employee, contractor, subcontractor or agent of the Company against any employee because of any lawful act done by that employee to:

●	provide information or assist in an investigation regarding any conduct which the employee reasonably believes constitutes a violation of laws, rules, regulations, the Code, or any Company policies; or
●	file, testify, participate in, or otherwise assist in a proceeding relating to a violation of any law, rule or regulation.

Any such action is a violation of Company policy and should be reported immediately under this Policy.

V. Statement of Confidentiality

The Company will, to the extent reasonably possible, keep confidential both the information and concerns reported under this Policy, and its discussions and actions in response to these reports and concerns. In the course of its investigation, however, the Company may find it necessary to share information with others on a “need to know” basis.

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VI. Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016.

An employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(a) is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

If an employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, such employee may disclose the Company’s trade secrets to the employee’s attorney and use the trade secret information in the court proceeding if the employee:

(a) files any document containing the trade secret under seal; and

(b) does not disclose the trade secret, except pursuant to court order.

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